INDEX TO EXHIBITS


Exhibit
  No.           Description
-------         -----------
  1             Redacted Contract between LCS Industries, Inc.
                and a major non-U.S. communications company

DATED September l, 1995



                                       XX

                                    - and -

                              LCS INDUSTRIES, INC.







                        --------------------------------
                                   AGREEMENT
                        --------------------------------




[Confidential portions of this Exhibit have been omitted and filed with the Commission. Omitted portions are indicated by the notation " XX ".]

CONTENTS


DEFINITIONS

1.  Definitions

SCOPE OF THE WORK

2.  Description of the Work
3.  Project Plan
4.  Pricing and Payment Information

MANAGEMENT OF THE WORK

5.  Contract Performance
6.  Change Control Procedure
7.  Marketing Database System
8.  Personnel
9.  Access to the Premises
10. Observance of XX Site and other Regulations
11. Security
12. Inspection and Testing During Development

MANAGEMENT OF THE CONTRACT

13. Confidentiality
14. Notices
15. Force Majeure
16. Assignment and Subcontracting
17. Breach
18. LCS Non-Default
19. Duration and Termination
20. Other Consequences of Termination
21. Competition

INTELLECTUAL PROPERTY RIGHTS

22. XX Intellectual Property
23. LCS Intellectual Property

GENERAL

24. Virus Protection
25. Indemnity - General
26. Electronic Repossession
27. XX Property
28. Waiver
29. Enforceability
30. Headings and Interpretation
31. Entire Agreement
32. Law and Jurisdiction
33. Order of Precedence
34. Limitation of Liability
35. Counterparts
36. No Third Party Beneficiaries and Relevant Contractors

This Contract is made September 1, 1995.

BETWEEN
(1) XX whose registered office is at XX, XX XX (hereinafter called "XX" which shall include its successors and permitted assigns); and
(2) LCS INDUSTRIES, INC. whose principal office is at 120 Brighton Road, Clifton, New Jersey, USA 07012 (hereinafter called "LCS" which shall include its successors and permitted assigns).

WHEREAS XX has a need for the creation and supply of XX services which will deliver a marketing database which includes all the customer behavior and attitudinal information required to enable XX to become more dynamic and competitive in the XX telecommunications market;

WHEREAS XX has a need for a computer platform on which such marketing database will be created, updated and operated;

WHEREAS LCS has expertise and skill in designing computer platforms on which marketing databases can be created, updated and operated, and in the creation and supply of marketing database systems and associated XX services;

WHEREAS the parties understand that the substance of their relationship is likely to change over the duration of the contract, and to that end have agreed to hold monthly meetings between themselves to plan and manage the services to be provided to XX by LCS;

WHEREAS XX has procured from one or more third parties the Computer Platform (as defined below) at its own cost and expense to meet the specifications previously defined by LCS;

WHEREAS XX wishes to rely on LCS's skill and expertise and wishes to enter into a contract on the terms hereinafter contained.

THEREFORE,  IT IS HEREBY AGREED AS FOLLOWS:

1.       DEFINITIONS

         In the Contract, the following expressions shall, unless the context requires otherwise, have the following meanings:-

         1.1 "Acceptance" shall mean that the Software has been supplied in accordance with the Contract, and shall occur when the Software meets the Marketing Database Design, and "Accept" and "Accepted" in the context of "Acceptance" shall be construed accordingly;
         1.2 "Affiliate" shall mean any company, partnership or other entity which from time to time directly or indirectly Controls, is Controlled by or is under common Control with XX, including as a subsidiary or holding company or subsidiary with the same holding company as defined in XX (as amended), and "Control" shall mean the beneficial ownership of more than 50% of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the entity in question (and "Controls" and "Controlled" shall be construed accordingly);
         1.3      "XX" shall mean XX;
         1.4 "XX Background Information" shall mean all Information obtained from XX or provided by XX in connection with the performance of the Contract, and all Information in relation to XX's affairs, business, business practices, customer data and customer information which comes to LCS's knowledge during the period of this Contract including but not limited to the existence of this Contract and any provisions of this Contract;
         1.5      "XX  Dependencies"  shall mean the matters set out in Appendix
                  A;
         1.6      "XX Fiscal  Year" shall mean a period of 12 months  commencing the XX
         1.7 "XX Foreground Information" shall mean Foreground Information relating specifically to the business of XX and which cannot be used or otherwise exploited by LCS without thereby unavoidably disclosing Information relating to XX;
         1.8 "XX Requirements" shall mean XX's requirements set out in Appendix B, as they have been amended by agreement between the parties at the Commencement Date by the Scope of Work, and, after that Date, as amended by agreement between the parties under Condition 6;
         1.9 "XX Supplied Items" shall mean all items supplied to LCS by or on behalf of XX in connection with the Contract;
         1.10 "Commencement Date" shall mean the date these Conditions have been signed by both XX and LCS; 1.11 "Computer Platform" shall mean the hardware and software as set out in Appendix C to be acquired by XX at its own cost and expense;
         1.12 "Contract" shall mean the agreement made between XX and LCS for the execution of the Work, including these Conditions and Appendices A to I;
         1.13 "Contract Price" shall mean the amount stated in Condition 4.1 together with any additions or deductions agreed in writing under the Contract;
         1.14 "Data Center" shall mean the premises owned or occupied by XX at XX, XX;
         1.15 "Deliverable" shall mean an output of any kind delivered, or to be delivered, under the Contract;
         1.16 "Foreground Information" shall mean all Information generated by LCS in the course of or arising from the performance of the Contract, excluding the LCS Background Information;
         1.17 "Information" shall mean all information (other than the business records of the parties) whether written or oral or in any other form, including but not limited to software, documentation, specifications, reports, data, notes, drawings, models, patterns, samples, computer outputs, designs and circuit diagrams, inventions and know-how;
         1.18 "Intellectual Property Rights" shall mean any patent, XX, registered design, copyright, design right, XX, know-how, or any similar right exercisable in any part of the world and shall include any application for the registration of any patents or registered designs or similar registrable rights in any part of the world;
         1.19 "XX XX Area" shall mean the geographical area comprised in a circle the center of which is XX and the radius of which is XX;
         1.20 "LCS Background Information" shall mean Information which at the Commencement Date is owned or controlled by or licensed to LCS, including third party Information, and is supplied to XX in connection with the Work;
         1.21     "LCS  Foreground   Information"   shall  mean  all  Foreground
                  Information which is not XX Foreground Information;
         1.22     "Marketing  Database  Design"  shall  mean the data  input and report output requirements to be procured by XX for the Marketing Database System in order for that System when properly used to be capable of producing the reports and other data allowing analysis thereof to be undertaken by a suitably qualified person, as such reports and data are described in the XX Requirements;
         1.23 "Marketing Database System" shall mean a computer system comprising the Computer Platform and the Software;
         1.24 "Premises" shall mean the place or places other than LCS's premises to which the Software is to be delivered or where Work is to be done;
         1.25 "Project Plan" shall mean the Deliverables and the timing and sequence of events for the performance of the Contract, which at the Commencement Date is set out in Appendix D, as updated under Condition 3 and altered from time to time in accordance with Conditions 5 or 6;
         1.26 "Scope of Work" shall mean the items to be performed by LCS described in the document dated XX entitled CMG/LCS Response to XX and all appendices to it, which documents are hereby incorporated in this Contract as Appendix E;
         1.27 "Software" shall mean the software to be developed and supplied by LCS under the Contract in order to meet the Marketing Database Design and the User Interface Design, including all object code, source code, and technical and other documentation;
         1.28 "XX" shall mean the person duly appointed by XX and notified in writing to LCS, to act as XX's representative for the purpose of the Contract, or, in default of such notification, XX, who at the Commencement Date is XX;
         1.29 "Termination Costs" shall mean an amount equal to the total costs which LCS is obliged to pay third parties, having taken all reasonable steps to mitigate the amount of those costs, during the period from the date of early termination of this Contract until 30 June 1998 and which LCS reasonably incurred (whether before or after the Commencement Date) in connection with or for the performance of this Contract, including office utilities, leases of office space, residential accommodation and vehicles;
         1.30 "User Interface Design" shall mean the requirements to be procured by XX for delivery systems for accessing data in the Marketing Database System;
         1.31 "Work" shall mean the services to be performed by LCS under Condition 2.1.

2.       DESCRIPTION  OF THE WORK

         2.1      Subject to the terms of this Contract, LCS shall:
                  2.1.1 by XX develop, install and commission the Software on the Computer Platform in order to meet the Marketing Database Design;
                  2.1.2 develop, install and commission the Software in order to meet the User Interface Design;
                  2.1.3    define the specifications for the Computer Platform;
                  2.1.4 integrate the Computer Platform and Software to form the Marketing Database System;
                  2.1.5 maintain and support the Software and manage the Marketing Database System;
                  2.1.6 provide certain training and information technology services during the term of this Contract, all as more particularly described in the Scope of Work and the Project Plan.
         2.2      LCS warrants that:
                  2.2.1 it shall use reasonable care and skill in performing the Work and in seeking to meet the time scales set out in the Project Plan; and
                  2.2.2 the Marketing Database System will meet the Marketing Database Design and the XX Requirements subject to Condition 2.5.
         2.3 XX acknowledges that LCS has already delivered to XX the specifications for the Computer Platform.
         2.4 LCS shall liaise and co-operate with such other XX contractors as XX may notify to LCS provided LCS need not do so to the extent it would interfere with the timely performance of its obligations under the Contract.
         2.5 LCS is not liable for defects or shortcomings in the Computer Platform (other than in the specifications therefor (without affecting Condition 7.9) and/or in the Software), including inadequate size or capacity, and telecommunications failures. Nothing in this Condition 2.5 affects XX's right to terminate the Contract under Condition 7.7.

3.       PROJECT PLAN

         3.1 At the Commencement Date the parties have agreed a Project Plan up to XX relating to the development of that part of the Software to which the Marketing Database Design refers, but they still need to agree the matters to be included in one or more updated Project Plans covering the remainder of the Contract, and will seek to do as follows:
                  3.1.1 no later than XX LCS shall submit an updated Project Plan to XX for approval by XX covering the Work to be undertaken up to XX, and no later than 2 months before the end of each subsequent XX Fiscal Year during the term of the Contract LCS shall submit an updated Project Plan to XX covering the Work to be undertaken during the following XX Fiscal Year or part thereof during the term of the Contract (such period from XX to XX and the 2 months before the beginning of the relevant XX Fiscal Year being the "Approval Period");
                  3.1.2 during the Approval Period the parties shall seek to agree the updated Project Plan, but if agreement is not reached by the end of the Approval Period, LCS shall perform the Scope of Work in a reasonable time;
                  3.1.3 if XX does not notify LCS in writing of any comments on an updated Project Plan proposed by LCS by the end of the Approval Period, the updated Project Plan shall be deemed to be approved by XX;
                  3.1.4 where an updated Project Plan has been or is deemed to be approved by XX, the updated Project Plan shall become the Project Plan for the purposes of the Contract.
         3.2      The  parties shall implement the Project Plan.
         3.3 XX shall provide such resources, assistance and Information as may reasonably be needed by LCS in order to perform its obligations under the Contract in a timely fashion, and LCS shall notify XX as soon as reasonably practicable in advance of such need arising.
         3.4 Without affecting Condition 3.3, at the request of LCS and otherwise as required in the Project Plan, XX shall provide and otherwise make available to LCS the XX Dependencies.
         3.5 LCS shall provide the Deliverables (other than the Software developed to meet the Marketing Database Design and the Project Plan) to the reasonable satisfaction of XX.
         3.6 LCS shall keep the Project Plan up to date and provide XX with copies of new issues thereof.
         3.7 Each party shall notify the other at the earliest opportunity of any identified changes likely to impact on the quality or delivery of the Work.
         3.8 XX acknowledges that the performance of LCS's obligations under Conditions 2.1.1 and 2.1.4 and the satisfaction of the warranty in Condition 2.2.2 depends on the XX Dependencies being provided by XX when required (as notified in writing in advance by LCS as being critically required) in order for the events which have to take place in sequence for the Software to be delivered by XX and for the timely integration of the Computer Platform and the Software, to take place in that sequence; LCS shall not be liable for breach of those provisions where the XX Dependencies are not made available accordingly.
         3.9 If the nature or volume of the services of a third party to be procured by XX which are necessary for the timely performance of the Work (a "Relevant Contractor") are altered to an extent which adversely affects the continued performance of the Work in accordance with the Contract, then XX and LCS shall seek to agree the changes (if any) to the Contract in order to ensure that LCS can continue to perform its obligations under the Contract; if the parties are unable to agree those changes, then LCS shall try to perform its obligations but shall not be liable to XX for a failure to do so.
         3.10 Any date referred to in this Contract for the performance thereof may only be changed under Condition 6.

 4.      PRICING  AND PAYMENT INFORMATION

         4.1      In  consideration  of the Work and the Software being provided
                  by  LCS,  XX  will  pay  LCS  the  fixed   Contract  Price  of
                  $40,226,000.  The Contract Price shall be paid in full without set-off  monthly  in  arrears,  and  in  accordance  with  the following  schedule:
                  4.1.1    the total amount to be paid during the XX Fiscal Year
                           1995/1996 is XX less (a) XX already invoiced to XX under work covers for the period from XX to XX which is due XX and (b) XX under work cover for the period from XX to XX which is invoicable on or after XX and due on XX (assuming invoiced on XX). The balance shall be paid as follows:
                           i.       XX being invoicable on or after XX; and
                           ii. XX being payable in 7 monthly sums of XX, the first such payment being invoicable on or after XX.
                   4.1.2 During XX's Fiscal Year 1996/97, 12 monthly sums of XX, the first such payment being invoicable on or after XX.
                   4.1.3 During XX's Fiscal Year 1997/98, XX shall pay 12 monthly sums of XX, the first such payment being invoicable on or after XX.
                   4.1.4 During XX's Fiscal Year 1998/99, 3 monthly sums of XX, the first such payment being invoicable on or after XX.
         4.2      In addition to the fixed  Contract  Price payable  pursuant to
                  Condition 4.1, XX will pay or provide  without cost to LCS, or reimburse  LCS, for all of the following  out-of-pocket  costs incurred by LCS in connection  with performing its obligations under this Contract:
                  4.2.1    travel and reasonable  subsistence  expenses  outside
                           the XX XX Area;
                  4.2.2    communications   costs  and  facilities  incurred  in
                           linking computer systems located on XX and LCS sites in XX and on XX sites in XX and LCS sites in the United States of America;
                  4.2.3    postage,   freight  and  overnight  courier  expenses
                           incurred  in  shipping  XX's  data;
                  4.2.4    such other  items,  if any,  as the parties may agree
                           under Conditions 5 or 6.
         4.3      All prices in Conditions  4.1 shall be held fixed and firm for the  duration  of the  Contract,  but they  exclude  costs for
                  office  equipment   (including   photocopies,   fax  machines,
                  personal computers and printers, mobile telephones, pagers and overhead projectors) and office furniture.
         4.4      All prices shown in the  Contract  shall be exclusive of XX at the  rate  prevailing  from  time to time  and  all  other  XX leviable in connection with  performing the Work,  which shall be for XX's account.
         4.5      XX will settle all invoices  submitted in accordance with this
                  Contract  within 15 days from the date of  receipt  of a valid invoice.  All  payments  shall  be made by  wire  transfer  of immediately  available  US  Dollar  funds to such  account  or accounts as LCS shall specify in writing to XX.
         4.6      When payment becomes due LCS shall forward  invoices to the XX at XX, XX XX.
         4.7      Each  invoice shall:
                  4.7.1    specify  the Contract number;
                  4.7.2    specify  the  period  for  which  payment  is  due if
                           relevant;
                  4.7.3    if it relates to out-of-pocket  expenses reimbursable
                           to LCS pursuant to Condition 4.2, include copies of actual receipts for traveling expenses for trips outside the XX XX Area and for other reimbursable expenses referred to in Condition 4.2.
         4.8      If XX  without  cause has not paid any  amount  due under this
                  Contract within 30 days of the date of the applicable invoice, compound  interest  shall  be  payable  on the  unpaid  amount accruing  daily  from the due date for  payment to the date of actual  payment at the annual rate of interest of 2% above the base  lending rate of The Bank of New York  applicable  at the relevant time. This Condition 4.8 shall survive termination or expiry of the Contract.
         4.9      Where this Contract  terminates  early on a day other than the last day of a  calendar  month,  the  amount  to be paid by XX under  Condition  4.1  in  respect  of  Work  done  since  the beginning of that month and the date of termination,  shall be calculated by applying the following formula:
                                  X = A x B/C
         Where:
         A        is  monthly sum to which Condition 4.1 refers
         B        is the number of days from the beginning of the calendar month to the date of termination (inclusive)
         C        is  the number of days in the calendar month
         X        is  the amount to be paid.

5.       CONTRACT PERFORMANCE

         5.1 LCS shall deliver to XX a report each month, in such format as shall be reasonably required by XX, detailing the performance of LCS against the Project Plan.
         5.2 Progress meetings shall take place at monthly intervals at XX or LCS's premises in the XX. The meetings shall be attended by the following people or their nominated representative who shall be fully empowered to undertake decisions on behalf of their companies:

                  XX
                  XX  - XX Project Director
                  XX  - XX Project Manager
                  XX  - XX Commercial Representative
                  XX  - XX Technical Representative
                  Plus  representative of XX

                  LCS
                  Mr. Arnold J Schiene - LCS - Project Director
                  Mr. Peter Weinbrecht - LCS - Project Manager - Revenue Feeds

         5.3 LCS and XX may discuss and agree at the progress meetings any matters relevant to the performance of their rights and obligations under this Contract (including acceptance of Deliverables (other than the Project Plan and the Software developed to meet the Marketing Database Design) or identification of shortfalls in such Deliverables), and any such agreement shall amend the Contract accordingly except that any change to the Contract Price, the XX Requirements or the Scope of Work may only be made under Condition 6. Minutes of the meetings shall be kept by XX and agreed with LCS.
         5.4 XX and LCS will endeavor to identify joint business opportunities in XX during the period of this Contract.

6.       CHANGE CONTROL PROCEDURE

         6.1 This Condition 6 applies to all variations to the Contract proposed by either party except permitted variations agreed at progress meetings held under Condition 5.
         6.2 All such variations to the Contract proposed by either party shall be processed by means of the change control procedure detailed below and by use of a variation proforma set out in Appendix F.
         6.3 Except as otherwise may be agreed in writing, the Commercial Representatives of XX and LCS (as nominated below) shall be the only people who may make or receive a formal proposal for a variation to the other party. Other managers within both parties may discuss the viability of a proposal before a variation proforma is raised, and shall be consulted by the Commercial Representatives as necessary after the proforma is raised.
         6.4 Copies of any relevant correspondence and Information (including man-day rates and resource allocation) shall be attached to the proforma to assist the other party in evaluating the proposed variation.
         6.5      XX will allocate a variation reference number to each proforma and shall be responsible for progressing the proforma.
         6.6      Where it is  confirmed by LCS that a proposed  variation  will have no effect on the Contract Price or time scales or the performance of the Work, then, with the agreement of XX, which shall not be unreasonably withheld or delayed, the change may be introduced immediately and the proforma circulated within 14 days.
         6.7 No variation will be considered to be effective unless the proforma is signed in the relevant place by XX and LCS. LCS shall complete the confirmation part of the proforma, and return it to XX within 10 days of receipt of an instruction from XX to proceed with a variation.
         6.8 Following agreement of a variation XX will arrange the issue of an amendment to Contract as necessary.
         6.9 The Commercial Representatives who shall manage and authorize changes to the Contract will be:

                  XX                                          LCS

                  XX                                 Mr. Arnold J. Scheine
                  Manager Software Procurement       CEO, LCS
                  XX                                 120 Brighton Road
                  XX                                 Clifton
                  XX                                 New Jersey
                  XX                                 07012
                  XX                                 USA
                  XX                                 Fax:     201 778 7485
                  Fax:     XX                        Tel:     201 778 5588
                  Tel:     XX

7.       MARKETING  DATABASE SYSTEM

         7.1 During the period identified in the Project Plan (the "Test Period") for testing the Software developed to meet the Marketing Database Design (the "Tested Software"), LCS shall submit sample reports produced using the Marketing Database System as it then exists to the XX for approval against the XX Requirements.
         7.2      The  XX  shall  notify  LCS  of any  defects  in  the  reports submitted.
         7.3 Defects in the reports shall be corrected by LCS, working as required with Relevant Contractors, by enhancing or modifying the Tested Software, and this shall be undertaken at no additional charge to XX.
         7.4 After the Tested Software has been corrected pursuant to Condition 7.3, LCS shall re-submit additional sample reports to the XX for approval against the XX Requirements.
         7.5 The procedure described in Condition 7.1 to 7.4 shall continue throughout the Test Period until no defects in the reports are identified by the XX.
         7.6 Where no defects are identified in the reports and XX has been provided with at least one version of each of the completed reports meeting the XX Requirements:
                  7.6.1    the Tested Software shall be Accepted by XX; and
                  7.6.2    LCS shall have satisfied  Conditions 2.1.1, 2.1.3 and
                           2.1.4 and the warranty in Condition 2.2.2.
         7.7 If by XX all the reports to be available at that date meeting the XX Requirements are not available from the Marketing Database System within the response times required by the XX Requirements (the "Response Times") and that is due either to a defect in the Marketing Database Design, the Tested Software, and/or the specifications of the Computer Platform provided by LCS, then the following shall apply:

                  7.7.1 XX shall no earlier than XX serve LCS with a notice, specifying the defects in the reports and any response times of the Marketing Database System and requiring LCS during the 90 days after receipt of the notice (working with Relevant Contractors as required) to enhance or modify the Tested Software and/or the specifications of the Computer Platform (but not the Computer Platform itself) so that all the reports are available within the Response Times;
                           i.       during  the  90  days  LCS  shall  re-submit
                                    revised  reports  to  the  XX  for  approval
                                    against the XX Requirements;
                           ii.      if the  reports  still  do not  meet  the XX
                                    Requirements   whether  or  not  within  the
                                    Response  Times  at the end of the 90  days,
                                    and that is due to a defect in the Marketing
                                    Database  Design or the enhanced or modified
                                    version  of  the  Tested  Software,   XX  is
                                    entitled  to  terminate  the  Contract  with
                                    immediate effect by notice in writing to LCS
                                    or  seek  to   agree   changes   to  the  XX
                                    Requirements under Condition 6;
                  7.7.2 in the event that enhancement or modification to the specification of the Computer Platform would (if implemented) result in XX having to procure additional hardware and/or associated system software to that specified in Appendix C (the "Additional Items") then:
                           i.       XX and LCS shall  obtain as soon as possible
                                    separate estimates from reputable  suppliers
                                    representing  their  respective  opinions of
                                    the lowest  total cost  method of buying (or
                                    licensing  in  the  case  of  software)  the
                                    Additional  Items, and the period of 90 days
                                    shall be suspended  and further  performance
                                    of this  Condition  7.7  shall be  postponed
                                    until their  respective  estimates have been
                                    obtained;
                           ii.      if   both   estimates   are   greater   than
                                    $1,000,000  (excluding XX or any  equivalent
                                    XX),  XX  is  entitled  to   terminate   the
                                    Contract  with effect from the end of the 90
                                    days  referred  to  in  Condition  7.7.1  as
                                    extended under Condition 7.7.2(i);
                   7.7.3   if  XX decides to procure the Additional Items, then:
                           i.       the 90 days shall be further  suspended  and
                                    further  performance  of this  Condition 7.7
                                    shall  be   further   postponed   until  the
                                    Additional  Items  have been  delivered  and
                                    installed   such  that  the   procedure  can
                                    continue;
                           ii.      once  the   Additional   Items   have   been
                                    installed,  during the  remainder  of the 90
                                    days (following the suspension  thereof) LCS
                                    shall  re-submit  revised  reports to the XX
                                    for approval against the XX Requirements;
                           iii.     if the  reports  still  do not  meet  the XX
                                    Requirements  within the  Response  Times at
                                    the end of the 90 days, and that is due to a
                                    defect in the Marketing  Database Design, or
                                    the  enhanced  or  modified  versions of the
                                    Tested Software and/or the specifications of
                                    the  Computer  Platform,  XX is  entitled to
                                    terminate the Contract with immediate effect
                                    by  notice in  writing  to LCS or to seek to
                                    agree changes to the XX  Requirements  under
                                    Condition 6;
                  7.7.4 if XX decides not to procure the Additional Items and does not terminate or is not entitled to terminate the Contract under Condition 7.7.2 then:
                           i.       during   the   remainder   of  the  90  days
                                    (following  suspension  thereof),  LCS shall
                                    re-submit  revised  reports  to  the  XX for
                                    approval against the XX Requirements;
                           ii.      if the  reports  still  do not  meet  the XX
                                    Requirements   whether  or  not  within  the
                                    Response  Times  at the end of the 90  days,
                                    and that is due to a defect in the Marketing
                                    Database  Design or the enhanced or modified
                                    version  of  the  Tested  Software,   XX  is
                                    entitled  to  terminate  the  Contract  with
                                    immediate effect by notice in writing to LCS
                                    or  seek  to   agree   changes   to  the  XX
                                    Requirements under Condition 6;
                  7.7.5 where any estimate to which Condition 7.7.2(i) refers is in a currency other than United States Dollars, the Dollar amount of the estimate shall be determined by applying the appropriate exchange rate published in the XX (or any replacement service) published in the XX immediately before the date of the estimate.
         7.8 XX acknowledges that there are aspects of the Marketing Database System and its design for which LCS is not responsible, so that it is conceivable XX may have a right to terminate the Contract under Condition 7.7 as a result of events which are beyond LCS's control; accordingly, the provisions of Condition 7.7 are XX's only remedy for breach of contract, negligence or otherwise (except for fraud) where the reports required by the XX Requirements at XX are unavailable from the Marketing Database System within the Response Times, for defects in the Tested Software, its integration with the Computer Platform, and/or in the specifications for the Computer Platform, and/or otherwise where the Marketing Database System (or any part of it) fails in any way to meet the XX Requirements therefor prevailing at XX. Thereafter XX's remedies in respect of other aspects of the Marketing Database System and LCS's performance of the Contract will be in accordance with the Contract.
         7.9 In no circumstances is LCS liable to pay for new hardware, or associated systems software and/or other computing equipment or services needed by XX in connection with the Computer Platform.
         7.10 Until the Contract is terminated by XX under Condition 7.7, LCS shall continue to perform its obligations under the Contract and shall be paid under Condition 4 accordingly.

8.       PERSONNEL

         8.1 LCS shall ensure that any personnel engaged in the performance of this Contract have appropriate qualifications and competence.
         8.2      LCS  shall  take all  reasonable  steps to  avoid  changes  of personnel who have been assigned to perform the Work.
         8.3      LCS and XX shall be  responsible  to the other for all loss or damage to property of the other, or injury caused by any of its employees, agents or sub-contractors in the course of or arising out of the performance of the Contract.
         8.4 XX shall have the right to refuse admittance to, or order the removal from, its property of any person employed by or acting on behalf of LCS whose behavior, at the time he or she is seeking admittance to or is present at the property, renders that person at the relevant time in the reasonable opinion of XX (which shall be final) unfit to be on XX property. Action taken under this Condition 8.4 shall be notified in writing to LCS by XX. Such notice shall describe in reasonable detail the behavior which gave rise to such action by XX and shall list the names and titles of all XX employees who witnessed the alleged behavior. This Condition 8.4 shall be deemed to be reciprocal subject to Condition 11.
          8.5     Key  personnel to be engaged on the Work are as follows:

                  Mr.  Arnold J Scheine -  LCS       Project Director
                  Mr.  Peter Weinbrecht -  LCS       Project Manager - Revenue Feeds
                  Mr.  Tom Maggio -  LCS             Project Manager - Other Feeds
                  Mr.  Bernie Kane -  LCS            Project Manager - Delivery Systems
                  Mr.  Tony Volpe -  LCS             Project Manager - Data Processing and Systems Programming
                  Mr.  Joe Maier -  LCS              Project Manager - All Business analysts Programmers
                  Mr.  Brian  Levine                 Project Manager - Client Coordination and Relations
                  Mr.  Marvin Cohen -  LCS           Senior Developer

                  Mr.  Joe Garretson -  LCS          Project Coordinator - Customer Grouping

                  Mr  Joseph Minelli -  LCS          Project Coordinator - Customer Grouping

         8.6 XX shall also be at liberty to request additional key personnel throughout the Contract which shall be added to the list set out in Condition 8.5 by way of variation, as detailed in Condition 6.
         8.7 LCS shall, if possible, give XX at least 30 days prior notification of any changes to the key personnel assigned to this Contract. LCS shall demonstrate that the qualifications of the prospective personnel are equal to or better than the qualifications of the personnel being replaced. XX shall be at liberty to reject such prospective personnel proposed by LCS having first given reasonable reasons for such rejection. In the event of rejection, LCS shall re-propose alternative personnel within 5 working days of XX's rejection. This process shall be repeated until the personnel are acceptable to XX, provided that if LCS reasonably believes that the refusal by XX to approve replacement personnel may adversely affect its ability to perform its obligations in a timely fashion, LCS is entitled to appoint replacement personnel regardless of whether they are acceptable to XX (without affecting Conditions 2.2.1 or 8.1).
         8.8 LCS shall use reasonable endeavors to ensure that the key personnel are required to fulfill LCS's obligations under the Contract for the term thereof.


9.       ACCESS TO THE PREMISES

         XX shall afford such access to the Premises as LCS deems necessary for the provision of the Work, at all reasonable times on or after the date stated in the Contract on which the Work is to commence or such earlier date as may be agreed in writing between XX and LCS.

10.      OBSERVANCE OF XX SITE AND OTHER REGULATIONS

         10.1 LCS shall at its own expense comply with all XX site regulations applicable to the performance of the Contract which have been notified in advance thereof to LCS and take and comply with such other measures as may be reasonably necessary in respect of precautions for safeguarding all persons and property as may be affected by the performance of the Contract.
         10.2 Subject to Condition 10.1, XX shall provide the officers, employees, agents and sub-contractors of LCS with a safe working environment.

11.      SECURITY

         11.1 LCS shall ensure that the Software shall meet the security requirements set out at Appendix G. Upon XX's reasonable request, LCS shall ensure that the Software shall comply with such additional security requirements specified by XX from time to time during the Contract, provided that LCS is entitled to charge XX for the incremental services necessary to provide such security requirements at the hourly rate of $200.
         11.2 Whenever LCS has access (including remote access) to or custody, care or control of Premises or property in which XX has an interest, LCS shall;
                  11.2.1   comply with all site regulations; and
                  11.2.2 limit its access to the Premises or property necessary for the purposes of the Contract; and
                  11.2.3 provide all security measures XX deems necessary at XX's cost; and
                  11.2.4 provide to XX the names and addresses of all LCS's personnel or sub-contractors engaged on the Contract; and
                  11.2.5 submit itself to any search required by XX, provided that any search of equipment owned or used or premises owned or occupied by LCS shall be subject to reasonable notice and confined to those parts thereof which relate to the performance of LCS's obligations under the Contract; and
                  11.2.6 ensure that all its personnel, sub-contractors engaged on the Contract do not without due authority remove any property in which XX has an interest from the Premises; and
                  11.2.7 take reasonable care of property in which XX has an interest and which is in the custody, care or control of LCS and, on request, inform XX of the whereabouts of such property; and
                  11.2.8   retain and make available to XX a log of all access.
         11.3 XX is entitled on reasonable notice to inspect premises owned or occupied by LCS to assess whether the security features at the premises meet XX's security requirements and to require
                  LCS at XX's cost and expense to install and maintain such additional features as XX may require within a reasonable time frame and in a manner which minimizes the disruption to LCS's business.
         11.4 If LCS has remote access to property in which XX has an interest, such remote access shall:
                  11.4.1   be accessible  to XX personnel on reasonable  notice;
                           and
                  11.4.2 be liable to be disconnected by XX at any time subject to Condition 11.7; and
                  11.4.3 not degrade the service or functionality of the property.
         11.5 LCS shall ensure that all Software upgrades and Software or data back-ups can be effected remotely.
         11.6 The obligations of LCS in this Condition 11 shall include LCS's employees and LCS shall take reasonable steps to procure that its agents and sub-contractors also take the necessary measures to ensure compliance.
         11.7 This Condition 11.7 provides for the circumstances in which XX is entitled to disconnect any remote access of LCS pursuant to Condition 11.4.2 and the consequences of doing so.
                  11.7.1   XX  must  give  LCS  as  much  notice  as  reasonably
                           possible before the access is disconnected.
                  11.7.2   If the disconnection is permanent, then this Contract
                           shall terminate immediately.
                  11.7.3 If the disconnection proposed by XX is temporary and LCS considers that it may not as a result be able to fulfill its obligations under the Contract in a timely fashion, then the parties shall seek to agree changes to the Contract under Condition 6 in order to allow XX to disconnect the access for the time scale proposed; in default of agreement, LCS shall try to perform its obligations under the Contract, but shall not be liable to XX for failing to do so.

12.      INSPECTION AND TESTING DURING DEVELOPMENT

         XX shall, subject to reasonable notice and at all times during the Contract period, be entitled to inspect and test the materials, workmanship and performance of the Software, provided that such inspection and testing may not be made if it would cause unreasonable delay to the timely performance of the Contract.

13.      CONFIDENTIALITY

         13.1 Subject to Condition 13.4, LCS shall keep confidential all XX Background Information and XX Foreground Information and shall not without the prior written consent of XX:-
                  13.1.1   use it for any purpose  other than is  necessary  for
                           the   performance  of  its   obligations   under  the
                           Contract; or
                  13.1.2   disclose  it  to  any  person  other  than  a  person
                           directly   employed   or   engaged   by  LCS  in  the
                           performance  of  the  Contract.   Disclosure  to  all
                           persons shall be made in  confidence  and only to the
                           extent   necessary  for  the   performance  of  LCS's
                           obligations under the Contract;
                  provided that LCS may disclose this Contract and any relevant Information to its legal or professional advisers to the extent necessary for the purpose of receiving legal or other advice, and provided further that such disclosure is under terms of confidentiality.
         13.2 Subject to Condition 13.4 LCS shall not publicize the existence of the Contract without the prior written agreement of XX which shall not be unreasonably withheld or delayed, provided that LCS may describe to third parties the general nature of the Work in connection with seeking business arrangements with such third parties.
         13.3 Subject to Conditions 13.4 and 23.2, XX shall keep confidential the LCS Foreground Information and all LCS Background Information provided always that XX:
                  13.3.1   shall  procure  that its  employees  who are  engaged
                           wholly or mainly in connection  with the Contract and
                           who are  reasonably  nominated  by LCS  shall  sign a
                           separate agreement with LCS substantially in the form
                           set out at Appendix H, amended accordingly;
                  13.3.2   may  disclose  it to third  parties  providing  to XX
                           services  exclusively for the benefit of the internal
                           business purposes of XX, provided that XX:
                           i.       notifies the third party of the confidential
                                    nature  of  the  LCS   Background   and  LCS
                                    Foreground  Information and takes reasonable
                                    steps to  ensure  that each  third  party is
                                    subject   to   obligations   of   confidence
                                    comparable to this Condition 13;
                           ii.      notifies   LCS   of  any   unauthorized   or
                                    suspected  unauthorized  use  by  any  third
                                    party   of  the   LCS   Background   or  LCS
                                    Foreground  Information  as soon as possible
                                    after XX becomes aware thereof; and
                           iii.     provides LCS with  reasonable  assistance in
                                    preventing or stopping the unauthorized use.
         13.4 Neither party to the Contract shall be bound by the above provisions of this Condition 13 in relation to Information that is:
                  13.4.1   published or comes into the public  domain  otherwise
                           than by a breach of the Contract; or
                  13.4.2   lawfully known to it before  commencement of the Work
                           or  any  preliminary  work  in  connection  with  the
                           Contract, and is not subject to a previous obligation
                           of confidentiality binding that party; or
                  13.4.3   lawfully  obtained  by it from a third party which is
                           free to divulge that Information; or
                  13.4.4   replicated by development  independently  carried out
                           by or for it by an employee or other  person  without
                           access to, or knowledge of, such Information; or
                  13.4.5   required  to  be  disclosed  by  law  or   regulation
                           (including  the rules of the SEC in the United States
                           of  America),  but  only  to the  extent  and for the
                           purpose of such disclosure.
         13.5 LCS acknowledges that it will have access to sensitive business information which would severely damage XX if the obligations specified in this Condition 13 are breached. LCS shall not give XX Background or XX Foreground Information in connection with the Work to any of its employees, agents or contractors unless the persons concerned have signed a separate agreement directly with XX in the format set out at Appendix H, and LCS has 30 days from the Commencement Date to do so with respect to such relevant persons as at the Commencement Date.
         13.6 The provisions of this Condition 13 shall survive the expiry or termination of the Contract.
         13.7     LCS shall  abide by all XX and the XX as  detailed in Appendix
                  I.
         13.8 LCS shall not without the express written permission of XX give access to any XX Background or XX Foreground Information to any agency staff or contract workers.

14.      NOTICES

         Notices required under the Contract to be given in writing shall be delivered by hand, or facsimile transmission confirmed by pre-paid first class airmail, to the Commercial Representative of the party to whom the notice is sent at the address specified in the condition headed 'Change Control Procedure.' Notices delivered by hand shall be deemed to be given upon receipt, and notices sent by facsimile shall be deemed to be given upon transmission.

15.      FORCE MAJEURE

         15.1 Neither party is liable for delay or failure to perform any of its obligations under this Contract insofar as the performance of such obligation is prevented by a force majeure event.
         15.2 Each party shall notify the other party of the occurrence of such a force majeure event, and use all reasonable endeavors to continue to perform its obligations hereunder for the duration of such force majeure event. However, if any such event prevents a party from performing all of its obligations hereunder for an unreasonable period, the other party may terminate this Contract by notice in writing.
         15.3 For the purposes of this Contract, a force majeure event means any event which is beyond the reasonable control of the party liable to effect performance, and shall include but not be limited to acts of God, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures or natural disasters, but excludes the performance or non-performance of any Relevant Contractors and/or early termination of their terms of engagement or reduction in the nature or scope of the services provided by them (the "Excluded Matters"); except that the Excluded Matters do not affect XX's rights under Condition 7.

16.      ASSIGNMENT AND SUBCONTRACTING

         16.1     LCS shall not without the  permission  in writing of XX assign or subcontract the whole or any part of the Contract.
         16.2     At the option of LCS this  Contract  shall be  transferred  by novation to company Controlled by LCS, and the parties agree to execute such deeds or other documents as may be necessary to effect that novation provided that XX need not do so unless LCS delivers to XX a guarantee signed by LCS of the obligations of such company (in such form as XX may reasonably require).

17.      BREACH

         17.1 Subject to Condition 17.2, where one party (the "Defaulting Party") has committed a breach of this Contract (other than non-payment of amounts due under the Contract) or a tortious act or omission in connection with it, in each case which is capable of remedy (a "Default"), the other XX unless:
                  17.1.1 the Defaulting Party has been notified of the Default and been required to remedy it within 90 days of the date of the notice; and
                  17.1.2   the Default has not been remedied within the 90 days.
         17.2 The restriction on the non-Defaulting Party from XX under Condition 17.1 shall apply and the non-Defaulting Party shall continue to perform its obligations under this Contract, only as long as the Defaulting Party has taken reasonable steps to remedy the Default within the notice period.

18.      LCS NON-DEFAULT

         18.1 XX acknowledges that LCS has incurred certain costs solely in connection with or for the performance of this Contract, which would, in the absence of this Condition 18, only be recovered if the Contract remains in force until XX; except for termination by either party under Condition 15 or by XX under Conditions 7.7, 19.2 or 19.5, the parties intend that, according to this Condition 18, LCS shall not suffer any financial disadvantage as a result of early termination of the Contract or suspension of its performance.
         18.2 Whenever notice is given by either party to terminate this Contract, other than under Conditions 15 or 19.2 or by XX under Conditions 7.7 or 19.5 or by LCS under Condition 19.4, or the Contract terminates under Condition 11.7.2, XX shall within 15 days of being invoiced by LCS, pay the Termination Costs, and LCS shall as far as is reasonable, perform its obligations (if any) under the Contract throughout the notice period; provided that XX shall pay the amounts under Condition 4 which LCS shall be entitled to invoice during the notice period notwithstanding that LCS need render no performance at all or performance substantially different from that expected by XX at the Commencement Date.
         18.3 Where this Contract terminates under Condition 11.7.2 or whenever notice is given by LCS to terminate the Contract under Conditions 19.2 or 19.4, XX shall (without affecting LCS's other rights) pay LCS, in addition to all outstanding payments an amount equal to:
                  18.3.1   the total of the  monthly  sums which would have been
                           payable  under   Condition  4.1  over  the  9  months
                           following  the date of LCS's notice or from that date
                           until the expiry of the  Contract,  whichever  is the
                           shorter; and
                  18.3.2   the Termination  Costs.
         18.4 Whenever the performance by LCS is suspended or prevented for any period (under Condition 15 or otherwise), other than as a result of LCS's negligence (but save as provided in Condition
                  7) or willful default, XX shall continue to pay the relevant amounts under Condition 4 during the period in question, notwithstanding that Work is not or may not be performed
                  during   that  period  or  may  be   performed   in  a  manner
                  substantially different from that expected by XX at the Commencement Date.

19.      DURATION AND TERMINATION

         19.1 The Contract shall commence on the Commencement Date and unless terminated in accordance with its terms shall continue until XX, except that LCS is entitled to invoice XX under Condition 4.5 for the amount invoicable on or after XX under Condition 4.1.4, which shall be paid by XX accordingly.
         19.2 Either party may at any time by notice in writing to the other terminate this Contract as from the date of service of the notice if:
                  19.2.1 the other party is unable to pay its debts or enters into liquidation (except for the purposes of an XX) or makes an arrangement with its creditors or has an XX or an administrator or similar officer appointed of all or any of its assets or takes or suffers to be taken any similar action in consequence of a debt or ceases or threatens to cease trading; or
                  19.2.2 the other party commits a material breach of this Contract (other than non-payment of amounts due under the Contract) which is not remedied within 90 days after the non-breaching party has given written notice requiring such breach to be remedied, provided that the obligations of the non-breaching party under this Contract remain to be performed only as long as the party in breach takes reasonable steps to remedy the breach.
         19.3 Condition 19.2.2 does not apply to any breach of contract by LCS where Condition 7 applies.
         19.4 LCS is entitled to terminate the Contract by notice in writing to XX where XX has failed without cause to pay any 2 consecutive monthly amounts due under the Contract within 30 days of the date of the second invoice.
         19.5 Without prejudice to any other rights or remedies it may have, XX shall have the right to terminate the Contract if the ownership or Control of LCS is materially changed, by transferring Control to a competitor of XX, within 30 days of such change of Control.
         19.6 If the contract between XX and a Relevant Contractor is terminated by either party to it on or before XX, then XX and LCS shall seek to agree the changes to this Contract under Conditions 5 or 6; provided that if such agreement is not reached within a reasonable time after the date of termination of the relevant contract, either XX or LCS can terminate this Contract by 9 months notice in writing to the other.

20.      OTHER CONSEQUENCES OF TERMINATION

         20.1 Termination or expiry of this Contract does not affect the rights and obligations of the parties which have accrued on or before termination or expiry, including the right to claim damages for breach of the Contract and payment of amounts due to LCS, including the Termination Costs.
         20.2 Where LCS is entitled to terminate this Contract under Condition 19.2.2 on the grounds that XX has exceeded the scope of a licence under Condition 23.2 or Condition 19.4, then all licences granted to XX by LCS shall be suspended pending correction of the relevant breach by XX, in which case the licences will revive.

21.      COMPETITION

         21.1 Neither party shall at any time, without the prior written consent of the other, either during or for a period of six months from the termination of this Contract either on its own behalf or any other person, firm, company or organization:
                  21.1.1 directly or indirectly induce or seek to induce any person, firm or company who at any time during or at the time of the termination of this Contract are or were customers of or in the habit of dealing with the other and with whom the other has had dealings during the course of this Contract to remove their business from the other; or
                  21.1.2 directly or indirectly induce or seek to induce any employees of the other to leave the other's employment.
         21.2 The provisions of Condition 21.1 shall survive the termination of the Contract.

22.      XX INTELLECTUAL PROPERTY

         22.1 All XX Background Information and any copies thereof and all Intellectual Property Rights therein shall remain the property of XX. LCS shall return the XX Background Information (except the Contract) to XX upon expiry or termination of the
                  Contract, or earlier upon request by XX except if it would prevent the performance by LCS of its obligations in a timely manner.
         22.2 Except as expressly set out in the Contract no assignment of or licence under any Intellectual Property Right or trade mark or service mark, whether registered or not, owned or controlled by XX is granted to LCS.
         22.3 XX hereby grants LCS a non-exclusive licence to use and copy the XX Background Information for the purpose of or in connection with the Contract.
         22.4 XX warrants to LCS that it has the right and power to grant the licences under the Contract.
         22.5 The provisions of this Condition 22 shall survive the expiry or termination of the Contract.

23.      LCS INTELLECTUAL PROPERTY

         23.1 All Foreground Information and the LCS Background Information, any copies thereof and all Intellectual Property Rights therein shall remain the property of LCS.
         23.2 Subject to Condition 20.2, LCS hereby grants from the Commencement Date to XX and its Affiliates an irrevocable, royalty free non-transferable:
                  23.2.1   non-exclusive  licence to use, copy,  modify and have
                           modified  and  use as  copied  or  modified  the  LCS
                           Background   Information   and  the  LCS   Foreground
                           Information; and
                  23.2.2   perpetual  exclusive licence to use, copy, modify and
                           have  modified  and use as copied or modified  the XX
                           Foreground   Information,
                  in each case, for the internal purposes of their respective businesses.
         23.3 LCS warrants to XX that it has the right and power to grant the above licences.
         23.4 Except as expressly set out in the Contract, no assignment of or licence under any Intellectual Property Rights or trade mark or XX, whether registered or not, owned or controlled by LCS is granted to XX.
         23.5 LCS shall defend or settle in its sole discretion all actions, claims and proceedings ("Claims"), that the LCS Background or the Foreground Information infringes Intellectual Property Rights of any third party.
         23.6 Subject to Conditions 23.7 and 34.4, LCS shall indemnify XX in respect of any direct costs and damages (including reasonable legal fees) incurred or sustained by XX as a result of a breach of Condition 23.3.
         23.7 Where XX seeks to be indemnified pursuant to Condition 23.6, the indemnity is conditional on XX:
                  23.7.1   giving notice to LCS of the Claim promptly;
                  23.7.2   LCS has full control over the conduct of the Claim;
                  23.7.3   XX must not make or  suffer  or permit to be made any
                           admission  of  liability,  nor  act or omit to act or
                           suffer or permit  any act or  omission  to take place
                           which would prejudice the ability of LCS to defend or
                           settle the Claim; and
                  23.7.4   XX  must  give  LCS  all  reasonable   assistance  in
                           connection with the Claim.
         23.8 In the event of any Claim, LCS shall at its own expense and option either:
                  23.8.1   secure  a  royalty  free  licence  authorizing  XX to
                           continue use of the LCS Background and the Foreground
                           Information  and to exercise its other rights granted
                           under the Contract in respect of such Information; or
                  23.8.2   modify or  replace  the  Software,  so as to meet the
                           Marketing  Database  Design  and the  User  Interface
                           Design  and avoid the claim of  infringement  and any
                           injunction or court order.
         23.9     The indemnity in Condition 23.6 shall not apply to Claims:
                  23.9.1   arising directly from LCS's use of or compliance with
                           the  XX   Background   Information   or   any   other
                           instructions of XX unless LCS ought to be aware of the risk of infringement;
                  23.9.2   relating  to XX's  use of the LCS  Background  or the
                           Foreground Information in combination with other software or goods not supplied by LCS where such use is not contemplated by the Contract or otherwise agreed to by LCS, unless such infringement would have arisen independently of such combination;
                  23.9.3   arising from  modifications to the Computer  Platform
                           or the Foreground Information made by XX or by third parties on behalf of XX, excluding modifications specified or recommended by LCS; or
                  23.9.4   attributable  to a failure  or refusal by XX to use a
                           modified or replacement item supplied under Condition
                           23.8.2.
         23.10 The provisions of this Condition 23 shall survive the expiry or termination of the Contract.

24.      VIRUS PROTECTION

         24.1 LCS shall virus check using XX supplied packages the Software prior to delivery to XX and shall remove any virus identified or re-deliver the Software without the virus.
         24.2 If LCS fails to check the Software for viruses in breach of Condition 24.1 or fails to identify a virus which would have been identified had the test been run correctly, then LCS shall indemnify XX for any loss or damage caused by the virus.

25.      INDEMNITY - GENERAL

         25.1 Each party (the "Indemnifier") shall indemnify the other (the "Indemnitee"), without prejudice to any other rights or remedies available to the Indemnitee, against:-
                  25.1.1 all loss of or damage to any property belonging to the Indemnitee to the extent arising as a result of the negligence or willful acts or omissions of the Indemnifier, its employees, agents, or sub-contractors  (or their  employees  or  agents) in
                           relation to the  performance of the Contract;
                  25.1.2   all  claims  and  proceedings,   damages,  costs  and
                           expenses arising or incurred in respect of:
                           i. death or personal injury of any employee of the Indemnifier, its agents or sub-contractors (or their employees or agents) employed in or in connection with the performance of the Contract, except to the extent caused by the negligence or willful default of the Indemnitee; or
                           ii. death or personal injury of any other person to the extent arising as a result of the negligence or willful acts or omissions of the Indemnifier, its employees, agents or sub-contractors (or their employees or agents) in relation to the performance of the Contract; or
                           iii. loss of or damage to any property to the extent arising as a result of the negligence or willful acts or omissions of the Indemnifier, its employees, agents or sub-contractors (or their employees or agents) in relation to the performance of the Contract;
                  25.1.3 all claims and proceedings under XX in relation to the Work and all related damages, costs and expenses.
         25.2 The provisions of this Condition 25 shall survive the expiry or termination of the Contract.

26.      ELECTRONIC REPOSSESSION

         26.1 Without prejudice to its other liabilities under the Contract, LCS shall indemnify XX against all claims, demands, damages, costs and expenses suffered by XX and all damage or loss to XX property arising from any Electronic Repossession.
         26.2 For the purpose of this condition, "Electronic Repossession" shall mean any function (but excluding viruses) in the Software which prevents XX from continuing to use the Software.

27.      XX PROPERTY

         27.1 In respect of all XX Supplied Items and other property of XX in the possession or control of LCS, LCS shall:
                  27.1.1 keep them safe, in good condition and clearly marked as the property of XX; and
                  27.1.2 notify XX of any defect or deficiency in them within 14 days of receipt and realization; and
                  27.1.3 use them only as is required for the performance of the Contract and return them to XX when no longer required or requested by XX except if to do so would adversely affect LCS's ability to perform its obligations under the Contract in a timely fashion; and
                  27.1.4 if LCS (or any third party in possession of them) becomes insolvent, notify XX, inform any relevant official that they are the property of XX, and allow XX access to repossess them.
         27.2 The provisions of this Condition 27 shall survive expiry or termination of the Contract.

28.      WAIVER

         28.1 No delay, neglect or forbearance on the part of either party in enforcing against the other any provision of the Contract shall be deemed to be a waiver or in any way prejudice any rights of the other under the Contract.
         28.2 No waiver by either party shall be effective unless made in writing.
         28.3 No waiver by either party of a breach of the Contract shall constitute a waiver of any subsequent breach.

29.      ENFORCEABILITY

         The invalidity or  unenforceability  for any reason of any provision of
         the   Contract   shall  not   prejudice   or  affect  the  validity  or
         enforceability of its other provisions.

30.      HEADINGS AND INTERPRETATION
         The headings to these Conditions are for ease of reference only and shall not affect their interpretation, and references to the words "includes" or "including" are to be construed without prejudice to the generality or limitation to the preceding words.

31.      ENTIRE AGREEMENT

         The Contract shall be the entire agreement between XX and LCS in respect of the subject matter of the Contract and no prior negotiations, representations, or agreements in relation to such subject matter shall have effect. Nothing in this Condition 31 affects the liability of either party for fraud.

32.      LAW AND JURISDICTION

         The  Contract   shall  be  governed  by  XX  law  and  subject  to  the
         non-exclusive jurisdiction of the XX courts.

33.      ORDER OF PRECEDENCE

         To the extent which the following documents form part of or apply to the Contract, they shall in the case of conflict have the order of precedence in which they are listed below:
         1. the Conditions of the Contract
         2. the Appendices to these Conditions

34.      LIMITATION OF LIABILITY

         34.1 The following provisions of this Condition 34 set out the entire liability of each party to the other, including any liability for the acts and omissions of its employees, agents, and contractors in respect of:
                  34.1.1   any claim for an indemnity under this Contract;
                  34.1.2 any breach of its contractual obligations arising under this Contract;
                  34.1.3 any representation statement or tortious act or omission including negligence arising under or in connection with this Contract; and
                  34.1.4 any breach of statutory duty; any and all other liability is excluded; provided that nothing in this Contract affects the liability of either party to the other for death or personal injury or for fraud.
         34.2 Anything falling within Condition 34.1 except non-payment by XX of the Contract Price or any part thereof shall for the purposes of this Condition 34 be known as an "Event of Default".
         34.3 The total liability of each party to the other arising from or in connection with any Event of Default of that party shall be limited to the sum of XX per Event of Default and in no circumstances shall the total liability of that party for all Events of Defaults under this Contract exceed XX.
         34.4     In  determining  the  extent or quantum  of any  liability  of either party to the other no account shall be taken in any circumstances of any special, indirect, consequential or pure economic loss, including loss of XX, profits, goodwill, or loss of data, whether or not the party in question has been notified of the prospect of such loss or damage.
         34.5     These  Conditions  set  out  all  the  express  terms  of this
                  Contract concerning the quality, manner and time for performance of the Work and the quality of the LCS Background Information and the Foreground Information, and all implied conditions, warranties or undertakings (other than those relating to the title of any goods to be supplied as part of the Work) which would be incorporated in this Contract in the absence of this Condition 34.5 by reason of statute, common law or otherwise are excluded, including implied conditions, warranties or undertakings relating to merchantable or satisfactory quality or fitness for purpose of the LCS Background or the Foreground Information.
         34.6 Neither party shall be liable to the other in respect of any Event of Default unless the recoverable amount in respect of that Event of Default exceeds XX and the other has served notice of the same within 1 year of the date the other became aware of the circumstances giving rise to the Event of Default or the date when it ought reasonably to have become so aware.
         34.7     The provisions of this Clause 34:
                  34.7.1 are in addition to XX's liability for non-payment of the Contract Price or any part thereof; and
                  34.7.2   survive expiry or termination of the Contract.

35.      COUNTERPARTS

         This Contract may be executed in two counterparts, both of which taken together constitute one single agreement between the parties.

36.      NO THIRD PARTY BENEFICIARIES AND RELEVANT CONTRACTORS

         36.1 This Contract has been made for the benefit of the parties to it only and is not intended to confer any legal rights or benefits on any third party.
         36.2 For the avoidance of doubt, under no circumstances shall LCS be jointly or joint and severally liable with any Relevant Contractor for the supply of any goods or services to XX.

AS WITNESS the hands of the duly authorized representatives of the parties have executed this Contract on the date stated above.

SIGNED for and on behalf of
XX
in the presence of:


By:      XX


Name:    XX


Title    XX



SIGNED for and on behalf of
LCS INDUSTRIES, INC.
in the presence of:


By:      /s/ Arnold J. Scheine

Name:    Arnold J. Scheine


Title    CEO & President